                                                                     EXHIBIT 4.2

                            CERTIFICATE OF AMENDMENT

                                       TO

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

                  AND RIGHTS OF SERIES D CUMULATIVE CONVERTIBLE

                        PREFERRED STOCK OF DANSKIN, INC.

      DANSKIN, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

      A. Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and pursuant to the provisions of section 242 of the Delaware General Corporation Law, the Board of Directors, pursuant to a meeting held December 6, 1999, adopted the following resolution amending the Certificate of Designations, Preferences and Rights (the "Certificate of Designations") of the Series D Cumulative Convertible Preferred Stock (the "Series D Stock") of the Corporation.

      WHEREAS, the Certificate of Designations was filed with the Secretary of State of the State of Delaware on September 22, 1997; and

      WHEREAS, the Corporation has received the written consent of the holders of at least 75% of the outstanding shares of Series D Stock approving the amendments contained in this Certificate of Amendment.

      NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Designations is hereby amended by deleting Section 6(a) of the Certificate and replacing it with a new Section 6(a) which shall read in its entirety as follows:

      (a)   MANDATORY CONVERSION.

            (i) Subject to the Corporation having received the Stockholder Related Approvals (as defined below), upon the Corporation's delivery to the holders of the Series D Stock of annual financial statements of the Corporation prepared by the Corporation's independent certified public accountants in accordance with GAAP evidencing the achievement of the Financial Targets by the Corporation and the Danskin Division for the immediately prior fiscal year, any Series D Stock remaining outstanding shall be automatically converted into fully-paid and nonassessable shares of Common Stock at the "conversion rate" (as defined in paragraph (c) below) then in effect without further notice and without action on the part of the holder.

            (ii) Upon the Corporation's issuance of equity securities in an amount greater than $10,000,000 in one or more substantially concurrent transactions, any Series D Stock remaining outstanding shall be automatically converted into fully-paid and non-assessable shares of Common Stock at the "conversion rate" (as defined in paragraph (c) below) then in effect without further notice and without action on the part of the holder.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 6th day of December, 1999.


                                          DANSKIN, INC.


                                          By: /s/ MARGARET B. PRITCHARD
                                              ----------------------------------
                                              Name: Margaret B. Pritchard
                                              Title: S.V.P., General Counsel &
                                                     Secretary